LICENSE AGREEMENT

AGREEMENT made effective as of the 22nd day of July, 2022, between the parties as hereinafter defined.

1. PARTIES TO THE AGREEMENT

The parties to this Agreement are:

1.1 FRONTIER APPLIED SCIENCES, INC., which is a corporation organized and existing under the laws of the State of Nevada, with offices at 7349 Via Paseo Del Sur 515-181 , Scottsdale, AZ 85258 (hereinafter referred to as "FAS").

1.2 FRONTIERAS NORTH AMERICA, INC., which is a corporation organized and existing under the laws of the State of Wyoming, with principal offices at 7349 Via Paseo Del Sur 515-181, Scottsdale, AZ 85258 (hereinafter referred to as "FNA").

2. CONSIDERATION

2.1 The consideration for this Agreement shall be the mutual covenants, terms and conditions recited herein.

3. DEFINITIONS OF GENERAL TERMS

As used in this Agreement, the following terms shall have meanings as follows:

3.1 The term "parties" shall mean FAS and FNA.

3.2 The term "FAS Patent Rights" shall mean:

(a) all patents and patent applications, set forth in Schedule A attached hereto.

(b) all patents and patent applications for improvements on, or to, the subject matter of the patents and patent applications set forth in Schedule A, which schedule shall be annually amended to include any new patents and patent applications; and

(c) all reissue patents; reexamination certificates; and patents issuing from any divisional, provisional, non-provisional, continuation, continuation- in-part, reissue or RCE applications which either refer or relate to the subject matter, or claim the priority of, the patents or patent applications of paragraphs 3.2(a) and 3.2(b).

3.3 The term "FAS Processes and Products" shall mean: processes for the Solid Carbon Fractionation Technology including the FAS Patent Rights.

3.4 The term "Licensed Technology" shall mean the present and future technological know-how of FAS comprised of trade secrets, engineering specifications and drawings, formulas, manufacturing techniques, confidential information, sales and marketing information and expertise relating to the FAS Processes and Products of paragraph 3.3, which is conveyed to FNA in a tangible form, reduced to writing, and marked "PROPRIETARY." If in the event any Licensed Technology is conveyed to FNA orally, FAS has thirty (30) days from the date of such oral disclosure to reduce the substance of such disclosure into a writing marked "PROPRIETARY." If FNA disputes the designation of any information as being Licensed Technology, the parties will first act in good faith to resolve the dispute. If the parties are unable to resolve the dispute, the dispute shall then be the subject of a mediation. If the mediation is unsuccessful to resolve the dispute, the dispute shall be submitted to binding arbitration in accordance with paragraphs 17.1 and 17.2. The present Licensed Technology shall be conveyed to FNA upon the execution of this Agreement. FAS, no less than annually each year in December, shall convey to FNA any changes and improvements to the Licensed Technology, not previously provided to FNA.

3.5 The term "Subsisting Claim" shall mean any patent claim of FAS Patent Rights or any patent claim of any reissue or extension of FAS Patent Rights, which patent claim has not expired or lapsed, or which patent claim bas not been abandoned, cancelled, disclaimed, awarded to another in an interference proceeding, declared invalid by a court of competent jurisdiction in a final judgment from which no appeal was timely taken and prosecuted to conclusion, or otherwise rendered unenforceable. A Subsisting Claim within this Agreement shall be deemed to have existence only within the area over which that country issuing the patent containing the claim exercises jurisdiction.

4. BACKGROUND AND REPRESENTATIONS

4.1 FAS owns the Licensed Technology relating to the FAS Processes and Products of paragraph 3.3.

4.2 The parties represent and warrant that they have the right and power to enter into this Agreement and will not participate in any arrangements inconsistent with or in conflict with this Agreement, whether directly or indirectly.

5. LICENSE GRANTED TO FNA

5.1 FAS hereby grants to FNA an exclusive license of the Licensed Technology for the location identified in paragraph 5.2 to make, use, offer to sell, sell, and to have made the Licensed Technology relating to the FAS Processes and Products of paragraph 3.3. Such licenses include the right of FNA to sublicense other entities. The licenses of this paragraph 5.1 are exclusive to the location identified in paragraph 5.2 including as to FAS.

5.2 The foregoing licenses extend to the following territories only: The United States of America and Canada.

5.3 FAS hereby warrants and represents to FNA that it has not previously granted to any third party any of the rights hereby granted to FNA, on an exclusive, or non-exclusive, basis, other than to CPT Energy, LLC, an Idaho limited liability company in accordance with that Agreement between FAS and CPT Energy, LLC, dated December 14, 2019, a copy of which has been provided to FNA.

5.4 FNA shall maintain m strictest confidentiality and secrecy FAS's Licensed Technology in and relating to the FAS Processes and Products and their manufacture and use, and FNA shall not make or permit the making of any disclosures thereof to any person excepting only such directors, officers, supervisors, employees, and investors of FNA whose duties and responsibilities require that they be apprised of the same. This obligation survives the termination of this Agreement under paragraph 10.1 as to Licensed Technology which:

(a) FNA did not have in its possession in written or physical embodiment form prior to the disclosures made to FNA by FAS in connection with the negotiations of this Agreement;

(b) does not in the normal and routine course of its business come into the possession of FNA from and through independent, nonconfidential sources;

(c) is not published by anybody in a printed publication of which copies are disseminated publicly to more than 100 unrelated parties in a country where FNA has operations or business activity; or

(d) is not disclosed in any patent of any country, which patent is brought to issue by FAS or parties associated with FAS, other than FNA, in the development, use, and marketing of the Licensed Technology, regardless of whether copies of the patent have been distributed.

6. COMPENSATION DUE FAS

6.1 The compensation to be paid to FAS by FNA for the licenses granted to FNA pursuant to paragraph 5.1, shall consist of an annual license fee in the amount ofUS$950,000 per year per refinery built by FNA which uses the Licensed Technology to be paid in quarterly installments commencing October 1, 2022, and continuing until the expiration or termination of this Agreement, whichever is earlier.

6.2 The compensation to be paid by FNA pursuant to Section 6.1 may be accrued, instead of paid, at the sole discretion of FNA until the first refinery which uses the Licensed Technology shall be commissioned and operational. Once the first refinery is operational, any accrued amounts must be paid current

7. THIRD-PARTY TECHNOLOGY

7.1 FAS represents and warrants that it has no knowledge of any patents, trade secrets, confidential and/or proprietary information, trademarks, or copyrights ("Intellectual Property") belonging to third parties, which encompass the manufacture, sale or use of the FAS Processes and Products; but FAS cannot warrant that such Intellectual Property might not prove to exist If manufacture, sale, or use of the FAS Processes and Products by FNA or its customers results in a claim of infringement, unauthorized use and/or misappropriation of Intellectual Property against FNA or its customers, the costs of defending against such claim and any damages awarded to such third party shall be borne by FAS. FNA shall promptly notify FAS of any such claims.

7.2 If FNA discovers a third party infringing upon the FAS Patent Rights, in the territory of paragraph 5.2, FNA shall promptly notify FAS of such infringement. FAS may elect to prosecute such infringement at its own expense and shall be entitled to receive all monies received by way of judgment or settlement thereof. Should FAS not elect to proceed with prosecuting such infringement, FNA may, at its own expense, elect to prosecute such infringement and shall be entitled to receive all monies received by way of judgment or settlement thereof. Alternatively, should the parties mutually agree, FAS and FNA may jointly prosecute such infringement and will jointly and equally share the expenses of prosecution of such infringement and the monies received by way of judgment or settlement thereof. In any event, FAS and FNA shall cooperate with one another to insure the successful prosecution of such infringement, including, but not limited to, providing testimony, affidavits, and assistance to the other parties' counsel, as is reasonably required to achieve successful prosecution of such infringement.

8. NAMES, SERVICE MARKS AND TRADEMARKS

8.1 Except as provided in this Agreement, the trademarks, service marks or trade names of either party shall not be used by the other party or by a subsidiary or associated company of either party; or in combination with any other trade names, trademarks, characters, figures, marks or other designations of any of these companies, without the prior written approval of the other party and execution by each party of a Trademark License Agreement or similar agreement between FAS and FNA.

8.2 Any rights that may accrue through the use of either party's name, trade name, service marks or trademarks by the other party or a subsidiary or associated company of the other party (other than general goodwill) shall accrue to the benefit of the party who owns the name, trade name or trademark and not to any of those companies.

9. OWNERSHIP OF MARKS

9.1 Ownership of Marks. Each Party recognizes the other Party's ownership and title to certain trademarks, service marks, logos, and trade names (collectively the "Marks"), whether registered federally or in any state(s). Neither Party will, at any time during the Term of this Agreement or at any time thereafter, do or suffer to be done any act or thing that could in any way impair the rights of the other Party in and to such mark(s) and name(s), and particularly will not represent that it has any title or right of ownership in the other Party's mark(s) and name(s).

9.2 Use of Marks. During the Term of this Agreement, FAS grants to FNA a nonexclusive license to use and reproduce FAS's Marks which include FASCarbon™ and FASForm™ in connection with FNA's business, including FNA's marketing, promotion, operating, and distribution efforts. FNA's use of the Marks shall not create any further right, title or interest therein. FAS will provide FNA with acceptable logo and trademark formats which must be used on all representations of the Licensed Technology.

9.3 Placement of Marks. FNA shall place in a conspicuous location on any Licensed Product(s) made or sold under the Licensed Technology hereunder, a patent, trademark and/or copyright notice in accordance with the laws concerning the marking of patented or trademarked articles.

9.4 Use of Marks Upon Termination. Upon termination of the Agreement, both Parties shall discontinue any use of the other Party's names and marks.

10. FORCE MAJEURE

10.1 The obligations of each party under this Agreement shall be suspended during the period and to the extent that that party is prevented or hindered from complying with them by any cause beyond its reasonable control including but not limited to (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labor disputes, acts of God, pandemics, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, snow storm, difficulty or increased expense in obtaining workmen, materials, goods or raw materials in connection with the performance of this Agreement.

10.2 In the event of either party being so hindered or prevented, the party concerned shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of the suspension and its cause, and the omission to give such notice shall forfeit the rights of that party to claim suspension. Any party whose obligations have been suspended as aforesaid shall resume the performance of those obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party.

11. ASSIGNMENT

11.1 Neither FAS nor FNA may assign, transfer or otherwise dispose of this Agreement or their rights and obligations under this Agreement, m whole or in part, without the prior written consent of the other, which consent shall not be unreasonably withheld, and provided the assignee or transferee agrees to be bound by the terms and conditions of this Agreement.

12. TERM AND TERMINATION

12.l Either FAS or FNA may terminate this Agreement by either party giving notice to the other party if there occurs any of the following on the part of the other party:

(a) ceasing to do business;

(b) becoming insolvent;

(c) commencing or filing any voluntary proceeding or petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code;

(d) making an assignment for the benefit of creditors;

(e) entering into a composition with creditors:

(f) filing for an involuntary proceeding or petition in bankruptcy under Chapter 7 of the United States Bankruptcy Code or involuntary receivership, provided that if such proceeding, petition or receivership is terminated, there shall be no grounds for cancellation;

(g) failure to perform any obligation under this Agreement in any material respect, and failing to cure such default within thirty (30) days after receipt of notice of such default.

12.2 The term of this Agreement is twenty-five (25) years or until there are no Subsisting Claims, whichever period of time is longer, at which time FNA's obligation of confidentiality and secrecy under paragraph 5.5 shall cease.

12.3 Upon termination of this Agreement by FAS pursuant to paragraph 10.1, prior to the term thereof of paragraph 10.2, FNA shall return to FAS all documents, whether originals or copies, relating to the Licensed Technology of paragraph 3.4 and shall cease to use such Licensed Technology.

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 13. PATENT MARKING

13.1 FNA shall mark all the FAS Process and Products with an appropriate patent legend upon the request of FAS.

14. IMPROVEMENTS MADE BY FAS AND FNA

14.l If FNA obtains any patents claiming improvements to the FAS Patent Rights, FNA shall grant FAS a paid-up, royalty-free license under any such patents for all locations other than the location identified in paragraph 5.2.

14.2 If FAS obtains any patents claiming improvements to the FAS Patent Rights, FAS shall grant FNA a paid-up, royalty-free license under any such patents for the location identified in paragraph 5.2.

14.3 Each party, not less than twice a year in January and July of each year, shall notify, and disclose to, the other party: (1) any improvements on, or to, the FAS Processes and Products; and (2) improvements on, or to, the subject matter of the patents and patent applications set forth in Schedule A.

15. FUTURE ASSISTANCE

15.1 FNA, at its sole discretion, may request from FAS engineering, design, consulting, and/or support services ("Services") to enable FNA to exercise its rights under this Agreement. Upon such request by FNA, FAS shall provide the requested Services at costs and rates, which in no event shall exceed standard, competitive rates and costs of other service providers for such Services. To the extent that FNA requires and requests Licensed Technology such as, by way of example only, engineering specifications and drawings, which have been previously prepared by FAS, FNA shall only pay the reasonable costs of reproductions and duplications of such materials.

 16. ENTIRE AGREEMENT

16.l This Agreement constitutes the entire Agreement of the parties with respect to the Licensed Technology, and supersedes all previous negotiations, agreements, understandings or commitments and shall not be released, discharged, changed or modified, except by instruments in writing signed by duly authorized officers or representatives of the parties.

17. NOTICES

17.1 All notices to be given hereunder shall be in writing and hand-delivered, sent by certified mail, return receipt requested, or by recognized over-night carrier to the addresses specified in paragraph 1, or at such other address as may be given by notice.

17.2 All notices shall be deemed to have been given upon receipt if hand delivered, three days following deposit in the mail properly addressed and with proper postage, or the day following delivery to a recognized over-night carrier.

I 7.3 If the terms of this Agreement are such as to require or make it appropriate that the Agreement or any part of it be registered with or reported to a national or supranational agency of any area in which FNA will do business under this Agreement, such party will, at its own expense, undertake such registration or report Prompt notice and appropriate verification of the act of registration or report of any agency ruling resulting from it shall be supplied to the other party.

18. GOVERNING LAW

18.1 The formation, validity, construction and performance of this Agreement shall be governed by the laws of the State of Arizona, USA.

 19. ARBITRATION

19.l Any dispute, controversy or difference arising in connection with or in relation to this Agreement, other than the validity, enforceability or infringement of FAS Patent Rights, which is not settled by agreement of the parties by a mediation as provided for in paragraph 3.4, shall be finally settled in accordance with the rules then obtaining of the American Arbitration Association, whose award shall be final and binding on all parties. Any such award granted by arbitration shall be enforceable in a Court having jurisdiction thereof.

19.2 The place of arbitration shall be Phoenix, Arizona. The costs of such arbitration shall be borne by the parties respectively as incurred by them or as awarded in arbitration.

20. MISCELLANEOUS

20.1 FNA shall act as an independent contractor pursuant to this Agreement and nothing herein shall be construed to create the relationship of joint venturers, partners, principal and agent, or employer and employee between FAS and FNA. FNA has no authority to make or imply any commitments that are binding upon FAS.

20.2 The parties shall comply with all Federal, state, provincial and local laws, regulations, rules, ordinances and orders of any kind that are applicable to their performance hereunder.

20.3 No waiver by FAS or FNA of any default of the other hereunder shall operate as a waiver of any future default whether of like or different character.

20.4 This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts shall be construed together to constitute one and the same instrument.

 20.5 If any term or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application thereof to any circumstance other than that to which it is invalid or unenforceable shall not be affected thereby.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate originals on dates beside the signatures below to be effective as of the date in the preamble of this Agreement.

 SCHEDULE A

Patents and Patent Applications

[Client to review and confirm list is complete and accurate.)

1. US Patent No.: US 9,926,492 B2

Date of Patent: Mar 27, 2018

METHOD AND APPARATUS FOR LIQUEFACTION AND DISTILLATION OF VOLATILE MATIER WITHIN SOLID CARBONACEOUS MATERIAL

2. CANADIAN Patent No.: 2,796,353

Date of Filing: April 8,201 l
Date Examined: September 7, 2017

METHOD AND APPARATUS FOR LIQUEFACTION AND DISTILLATION OF VOLATILE MATTER WITHIN SOLID CARBONACEOUS MATERIAL